INTERNATIONAL TOWER HILL MINES LTD.

2009 ANNUAL GENERAL MEETING	Notice of Annual General Meeting of Shareholders Management Information Circular
Place:	Shangri-La Hotel Conway Room (Reception to follow) 1128 West Georgia Street Vancouver, BC V6E 4A2
Time:	2:00 p.m. (Vancouver time)
Date:	Thursday, October 15, 2009

INTERNATIONAL TOWER HILL MINES LTD.

CORPORATE DATA	Head Office Suite 1920, 1188 West Georgia Street Vancouver, B.C. V6E 4A2

Directors and Officers
Hendrik Van Alphen, Director & Chair
Anton J. Drescher, Director
Rowland Perkins, Director
Ronald Sheardown, Director
Michael Bartlett, Director
Steven Aaker, Director
Jeffrey A. Pontius, President and Chief Executive Officer
Russell Myers, Vice President – Exploration
Lawrence Talbot, Vice President & General Counsel
Quentin Mai, Vice President – Corporate Communications
Michael Kinley, Chief Financial Officer
Marla Ritchie, Corporate Secretary

Registrar and Transfer Agent Computershare Investor Services Inc. 510 Burrard Street, 3rd Floor, Vancouver, B.C. V6C 3B9
Legal Counsel Gowling Lafleur Henderson LLP 2300 – 1055 Dunsmuir Street Vancouver, B.C. V7X 1J1
Auditor MacKay LLP, Chartered Accountants 1100 – 1177 West Hastings Street Vancouver, B.C. V6E 4T5
Listing TSX Venture Exchange Symbol “ITH” American Stock Exchange Symbol “THM” Frankfurt Stock Exchange Symbol “IW9”

INTERNATIONAL TOWER HILL MINES LTD.
Suite 1920, 1188 West Georgia Street
Vancouver, BC   V6E 4A2
Tel:  604.683-6332
Fax:  604.408-7499

INFORMATION CIRCULAR
For the Annual General Meeting to be held on October 15, 2009
(information is as at September 15, 2009, except as indicated)

This Information Circular is dated September 15, 2009 (“Information Circular”) and is being is furnished in connection with the solicitation of proxies by the management of INTERNATIONAL TOWER HILL MINES LTD. (the “Company”) for use at the 2009 annual general meeting (the “Meeting”) of shareholders to be held on Thursday, October 15, 2009 at the time and place and for the purposes set forth in the accompanying Notice of Meeting, and at any adjournment thereof.

REVOCABILITY OF PROXY

In addition to revocation in any other manner permitted by law, you may revoke an executed and deposited proxy by (a) except to the extent otherwise noted on such later proxy, signing new proxy bearing a later date and depositing it at the place and within the time required for the deposit of proxies, (b) signing and dating a written notice of revocation (in the same manner as a proxy is required to be executed as set out in the notes to the proxy) and either depositing it at the place and within the time required for the deposit of proxies or with the Chairman of the Meeting on the day of the Meeting prior to the commencement of the Meeting, or (c) registering with the Scrutineer at the Meeting as a registered shareholder present in person, whereupon any proxy executed and deposited by such registered shareholder will be deemed to have been revoked.

Only registered shareholders have the right to revoke a proxy.  If you are not a registered shareholder and you wish to change your vote you must, at least seven days before the Meeting, arrange for the intermediary which holds your common shares to revoke the proxy given by them on your behalf.

A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

PERSONS MAKING THE SOLICITATION

The enclosed proxy is solicited by Management.  Solicitations will be made by mail and possibly supplemented by telephone or other personal contact to be made, without special compensation, by regular officers and employees.  The Company may reimburse shareholders’ nominees or agents (including brokers holding shares on behalf of clients) for the cost incurred in obtaining authorization from their principals to execute proxies.  No solicitation will be made by specifically engaged employees or soliciting agents.  The cost of solicitation will be borne by the Company.  None of the directors have advised that they intend to oppose any action intended to be taken by management as set forth in this Information Circular.

The contents and the sending of this Information Circular have been approved by the directors of the Company.

PROXY INSTRUCTIONS

The persons named in the accompanying proxy are current directors and/or officers of the Company.  If a shareholder wishes to appoint some other person (who need not be a shareholder) to represent that shareholder at the Meeting the shareholder may do so, either by striking out the printed names and inserting the desired person’s name in the blank space provided in the proxy or by completing another proper proxy and in either case delivering the completed and executed proxy to the Company’s transfer agent, Computershare Investor Services Inc., Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario, CANADA  M5J 2Y1, not less than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the time fixed for the Meeting or, with respect to any matter occurring after the reconvening of any adjournment of the Meeting, not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of recommencement of such adjourned Meeting.  Proxies delivered after such times will not be accepted.

To be valid, the proxy must be dated and be signed by the shareholder or by a duly appointed attorney for such shareholder, or, if the shareholder is a corporation, it must either be under its common seal or signed by a duly authorized officer.  If a proxy is signed by a person other than the registered shareholder, or by an officer of a registered corporate shareholder, the Chairman of the Meeting may require evidence of the authority of such person to sign before accepting such proxy.

THE SHARES REPRESENTED BY PROXY WILL, ON A POLL, BE VOTED OR WITHHELD FROM VOTING BY THE PROXY HOLDER IN ACCORDANCE WITH THE INSTRUCTIONS OF THE PERSON APPOINTING THE PROXYHOLDER ON ANY BALLOT THAT MAY BE CALLED FOR AND, IF A CHOICE HAS BEEN SPECIFIED WITH RESPECT TO ANY MATTER TO BE ACTED UPON, THE SHARES WILL BE VOTED ACCORDINGLY.

ON A POLL, IF A CHOICE WITH RESPECT TO SUCH MATTERS IS NOT SPECIFIED OR IF BOTH CHOICES HAVE BEEN SPECIFIED, THE PERSON APPOINTED PROXYHOLDER WILL VOTE THE SECURITIES REPRESENTED BY THE PROXY AS RECOMMENDED BY MANAGEMENT (WHICH, IN THE CASE OF THE MEETING, WILL BE IN FAVOUR OF EACH MATTER IDENTIFIED IN THE PROXY AND FOR THE NOMINEES OF MANAGEMENT FOR DIRECTORS AND AUDITORS).

The enclosed proxy, when properly completed and delivered and not revoked, confers discretionary authority upon the person(s) appointed proxyholder(s) thereunder to vote with respect to any amendments or variations of matters identified in the Notice of Meeting and which may properly come before the Meeting.  At the time of the printing of this Information Circular, management knows of no such amendment, variation or other matter which may be presented to the Meeting.

NON-REGISTERED SHAREHOLDERS

Only registered shareholders or duly appointed proxyholders for registered shareholders are permitted to vote at the Meeting.  Most of the shareholders of the Company are “non-registered” shareholders because the shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the shares.  More particularly, a person is not a registered shareholder in respect of shares of the Company which are held on behalf of that person (the “Non-Registered Holder”) but which are registered either (a) in the name of an intermediary (the “Intermediary”) that the Non-Registered Holder deals with in respect of the shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSP’s, RRIF’s, RESP’s and similar plans); or (b) in the name of a clearing agency (such as The Canadian Depository for

Securities Limited (“CDS”)) of which the Intermediary is a participant.  In accordance with the requirements of National Instrument 54-101 of the Canadian Securities Administrators, the Company has distributed copies of the Notice of Meeting, Information Circular and proxy (collectively referred to as the “Meeting Material”) to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward the Meeting Material to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them.  Very often, Intermediaries will use service companies to forward the Meeting Material to Non-Registered Holders.  Generally, if you are a Non-Registered Holder and you have not waived the right to receive the Meeting Material you will either:

(a)

be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature) which is restricted to the number of shares beneficially owned by you, but which is otherwise not complete.  Because the Intermediary has already signed the proxy, this proxy is not required to be signed by you when submitting it.  In this case, if you wish to submit a proxy you should otherwise properly complete the executed proxy provided and deposit it with the Company’s Registrar and Transfer Agent, Computershare Investor Services Inc., as provided above; or

(b)

more typically, a Non-Registered Holder will be given a voting instruction form which is not signed by the Intermediary, and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “proxy”, “proxy authorization form” or “voting instruction form”) which the Intermediary must follow.  Typically, the proxy authorization form will consist of a one page pre-printed form.  Sometimes, instead of the one page printed form, the proxy authorization form will consist of a regular printed proxy accompanied by a page of instructions that contains a removable label containing a bar-code and other information.  In order for the proxy to validly constitute a proxy authorization form, the Non-Registered Shareholder must remove the label from the instructions and affix it to the proxy, properly complete and sign the proxy and return it to the Intermediary or its service company (not the Company or Computershare Investor Services Inc.) in accordance with the instructions of the Intermediary or its service company.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the shares that they beneficially own.  If you are a Non-Registered Holder and you wish to vote at the Meeting in person as proxyholder for the shares owned by you, you should strike out the names of the management designated proxy holders named in the proxy authorization form or voting instruction form and insert your name in the blank space provided.  In either case, you should carefully follow the instructions of your Intermediary, including when and where the proxy, proxy authorization or voting instruction form is to be delivered.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Other than as disclosed elsewhere in this Information Circular, none of the current directors or executive officers, no proposed nominee for election as a director, none of the persons who have been directors or executive officers since the commencement of the last completed financial year and no associate or affiliate of any of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting, with the exception of the annual re-approval of the Company’s 2006 Incentive Stock Option Plan.

VOTING SHARES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The authorized capital of the Company consists of 500,000,000 common shares without par value.  As at September 15, 2009, 57,713,628 common shares without par value were issued and outstanding.  Each issued common share carries the right to one vote at the Meeting.

On a show of hands, every individual who is present and is entitled to vote as a registered shareholder or as a representative of one or more registered corporate shareholders will have one vote (regardless of how many shares such shareholder holds), and on a poll every shareholder present in person or represented by a valid proxy and every person who is a representative of one or more corporate shareholders will have one vote for each share registered in that shareholder’s name on the list of shareholders, which is available for inspection during normal business hours at Computershare Investor Services Inc. and will be available at the Meeting.  Shareholders represented by proxyholders are not entitled to vote on a show of hands.

Only shareholders of record on the close of business on September 16, 2008 (the “Record Date”), who either personally attend the Meeting or who complete and deliver a proxy in the manner and subject to the provisions set out under the heading “Proxy Instructions” will be entitled to have their shares voted at the Meeting or any adjournment thereof.

To the knowledge of the Company’s directors and officers, the following are the only persons or companies who beneficially own, directly or indirectly, or exercise control or discretion over, shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company:

Name of Shareholder	Number of Shares	Percentage of Issued and Outstanding
Tocqueville Asset Management, L.P.	8,384,959	14.52%
AngloGold Ashanti (U.S.A.) Exploration Inc.(1)	7,665,578	13.29%

(1)

AngloGold Ashanti (U.S.A.) Exploration Inc. is an indirect wholly owned subsidiary of AngloGold Ashanti Limited, a South African public company whose securities are listed on the New York, Johannesburg, Ghanaian, London and Australian Stock Exchanges as well as the Paris and Brussels bourses.

FINANCIAL STATEMENTS

The audited financial statements of the Company for the fiscal year ended May 31, 2009, and the accompanying management discussion and analysis, were filed on SEDAR on August 31, 2009 and have been mailed to all registered and beneficial shareholders who had requested them by returning the “Annual/Interim Financial Statement and MD&A Request Form” mailed by the Company as part of its 2008 annual general meeting materials.  If you wish to receive either or both of the annual audited financial statements and interim financial statements and accompanying MD&A for the 2009 fiscal year (which commenced on June 1, 2009), you must complete and return the “Annual/Interim Financial Statement and MD&A Request Form” accompanying this Information Circular.

ELECTION OF DIRECTORS

Election of Directors

There are presently six directors of the Company.  Management intends to place before the meeting for approval, with or without modification, a resolution fixing the number of directors for the time being at six.  Accordingly, it is anticipated that there will be six directors to be elected at the Meeting.

Each director is elected annually and holds office until the next annual meeting of shareholders, unless that person ceases to be a director before then.  In the absence of instructions to the contrary, the shares represented by proxies will, on a poll, be voted in favour of the nominees herein listed.  Management does not contemplate that any of the nominees will be unable to serve as a director.

The following table sets out the names of management’s nominees for election as directors, their province/state and country of residence, the positions and offices which they presently hold with, the length of time they have served as directors, their respective principal occupations or employments during the past five years and the number of shares which each beneficially owns, directly or indirectly, or over which control or direction is exercised as of the date of this Information Circular:

Name, Province and Country of Residence and Other Positions, if any, held with the Company	Date First Became a Director	Number of Shares Beneficially Owned Directly or Indirectly(1)
Anton J. Drescher(4)(5)(7) British Columbia, Canada Director	October 1, 1991	489,218
Rowland Perkins(2)(3)(4)(7) Alberta, Canada Director	October 22, 1998	2,000
Hendrik Van Alphen(5)(6) British Columbia, Canada Director and Chair	September 22, 2006	772,500
Michael Bartlett(2)(7) Orlando, Florida Director	May 23, 2007	Nil
Ronald Sheardown(2)(3)(7) Anchorage, Alaska Director	May 23, 2007	Nil
Steven Aaker(3)(6)(7) Littleton, Colorado Director	March 12, 2009	Nil

(1)

The foregoing information as to province/state and country of residence and number of shares held, not being within the knowledge of the Company, has been furnished by the respective nominees themselves.

(2)

Member of Audit Committee.

(3)

Member of the Compensation Committee.

(4)

Member of the Corporate Governance and Nominating Committee

(5)

Member of the Sustainable Development Committee.

(6)

Member of the Corporate Mergers and Acquisitions Committee.

(7)

Member of the Special Committee.

There is no executive committee of the board of directors.

Unless otherwise stated, each of the below-named nominees has held the principal occupation or employment indicated for the past five years (information provided by the respective nominees):

Hendrik Van Alphen (Director, Chair) - Mr. Van Alphen has, since 1999, been the President of Cardero Resource Corp., a public mineral exploration company trading on the Toronto, American and Frankfurt Stock Exchanges.  He is presently also the President (since 2006) and a director of Wealth Minerals Ltd. and a director of Athlone Energy Ltd., both companies listed on the TSXV.

Anton J. Drescher (Director) – Mr. Drescher ceased to act as President and CEO of the Company on September 22, 2006.  Mr. Drescher has been Chief Financial Officer and a director of USA Video Interactive Corp., a public company listed for trading on the TSXV and the OTC Bulletin Board, since December 1994, which company is involved in streaming video and video-on-demand.  He has also been a director of Dorato Resources Inc., a public mineral exploration company listed on the TSXV, since 1996; President of Westpoint Management Consultants Limited, a private company engaged in tax and accounting consulting for business reorganizations since 1979; and President of Harbour Pacific Capital Corp., a private British Columbia company involved in regulatory filings for businesses in Canada, since 1998; and a director of Trevali Resources Corp., a public natural resource company listed on the CNSX, since 2007.  Mr. Drescher has been a Certified Management Accountant since 1981.

Rowland Perkins (Director) - Mr. Perkins has been the President and a director of eBackup Inc. from 2001 to present.  Previously, he was the Marketing Manager of Intellisave Datavaults Inc. (Securinet Inc.) from 1999 to 2000.  Mr. Perkins has also served as a director of USA Video Interactive Corp. since 2005 and as a director of Waymar Resources Ltd. since 2005.

Michael Bartlett (Director) – Mr. Bartlett is the President (since 1989) of Leisure Capital & Management Inc., a company which specializes in pre-development start-ups and innovative strategic, conceptual, economic and financial solutions.  He is also a director of Wealth Minerals Ltd., a public natural resource company listed on the TSXV.  Mr. Bartlett has extensive experience with emerging companies in the public sector.

Ronald Sheardown (Director) – Mr. Sheardown is the president of Greatland Exploration, Ltd. and has been involved in Alaskan and Canadian exploration for over 50 years, with discoveries such as the co-discovery (with Murray Watts) of the Mary River Iron Ore Deposit of Baffinland Iron Mines Limited (reported indicated and inferred resources of 337Mt of 66% iron) to his credit.  In addition, Mr. Sheardown was part of the team that discovered the Asbestos Hill and Raglan deposits in Quebec and the Black Angel mine in Greenland.  More recently, he has served as a technical advisor to Rudnik Matrosova (a division of Norilsk Nickel) on the development of the Natalka deposit in eastern Russia.  Mr. Sheardown has also held a number of important positions within the State of Alaska and various mining related organizations.

Steven Aaker (Director) – Mr. Aaker has more than 30 years’ experience in the mining industry, including 18 years association with the Franco-Nevada royalty portfolio, and served as Group Executive for Newmont Capital Limited from 2002 to 2007.  Prior to the acquisition of Franco-Nevada Mining Company Limited (Old Franco-Nevada) by Newmont Mining Company in 2002, Mr. Aaker served as Vice President for Old Franco-Nevada, Euro-Nevada Mining Corp. Ltd. and Redstone Resources Inc., based in Reno, Nevada.  Mr. Aaker has been associated with the majority of the U.S. acquisitions made by those companies.  Prior to joining Old Franco-Nevada, Mr. Aaker was an independent geological consultant.  Mr. Aaker holds a Bachelor’s degree in geology from the University of Colorado.

Corporate Cease Trade Orders, Bankruptcies, Penalties or Sanctions

1.

Except as noted below, no proposed director is, as at the date of this Information Circular, or has been within ten years before the date of this Information Circular, a director, chief executive officer or chief financial officer of any company (including the Company) that:

(a)

was subject to an order that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)

was subject to an order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

For the purposes hereof, the term “order” means:

(a)

a cease trade order;

(b)

an order similar to a cease trade order; or

(c)

an order that denied the relevant company access to any exemption under securities legislation,

that was in effect for a period of more than 30 consecutive days.

Michael Bartlett was President and a director of Creative Entertainment Technologies Inc. (“Creative”).  On May 29, 2002 a cease trade order was issued against Creative for failure by Creative to file its financial statements for the year ended December 31, 2001, and such cease trade order remains in effect.  Mr. Bartlett resigned as a director and officer of Creative in 2002.

2.

No proposed director:

(a)

is, as at the date of this information circular, or has been within the ten years before the date of this information circular, a director or executive officer of any company (including the Company) that, while such person was acting in such capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver-manager or trustee appointed to hold its assets; or

(b)

has, within ten years before the date of this information circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or has a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

3.

No proposed director has been subject to:

(a)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)

any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in deciding whether to vote for a proposed director.

EXECUTIVE COMPENSATION

Definitions

For the purpose of this Information Circular:

“Board” means the board of directors of the Company;

“Chief Executive Officer” or “CEO” means each individual who served as chief executive officer or acted in a similar capacity during the most recently completed financial year;

“Chief Financial Officer” or “CFO” means each individual who served as chief financial officer or acted in a similar capacity during the most recently completed financial year;

“closing market price” means the price at which the company’s security was last sold, on the applicable date, in the security’s principal marketplace in Canada;

“equity incentive plan” means an incentive plan, or portion of an incentive plan, under which awards are granted and that falls within the scope of section 3870 of the Handbook of the Canadian Institute of Chartered Accountants, as amended from time to time;

“executive officer” means an individual who is:

(a)

a chair, vice-chair or president,

(b)

 a vice-president in charge of a principal business unit, division or function including, sales, finance or production, or

(c)

performing a policy-making function in respect of the Company;

“long-term incentive plan” or “LTIP” means a plan providing compensation intended to motivate performance over a period greater than one financial year.  LTIPs do not include option or SAR plans or plans for compensation through shares or units that are subject to restrictions on resale;

“Named Executive Officers” or “NEO’s” means the following individuals:

(a)

each CEO;

(b)

each CFO;

(c)

each of the three most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at the end of the most recently completed financial year and whose total compensation was, individually, more than CAD 150,000 for that financial year; and

(d)

each individual who would be an NEO under paragraph (c) but for the fact that the individual was neither an executive officer of the company, nor acting in a similar capacity, at the end of that financial year;

“option-based award” means an award under an equity incentive plan of options, including, for greater certainty, share options, share appreciation rights, and similar instruments that have option-like features;

“plan” includes any plan, contract, authorization, or arrangement, whether or not set forth in any formal document, where cash, securities, similar instruments or any property may be received, whether for one or more persons;

“repricing” means, in relation to an option, adjusting or amending the exercise or base price of the option, but excludes any adjustment or amendment that equally affects all holders of the class of securities underlying the option and occurs through the operation of a formula or mechanism in, or applicable to, the option;

“stock appreciation right” means a right, granted by the Company or any of its subsidiaries as compensation for employment services or office to receive cash or an issue or transfer of securities based wholly or in part on changes in the trading price of the Company’s securities.

Compensation Discussion and Analysis

Compensation Committee

The Board has established a Compensation Committee (“CC”), and has adopted a written charter for the CC, effective September 22, 2006.  There is no written position description for the Chair of the CC.  However, as a general statement, the Chair is responsible for setting the tone for the work of the CC, ensuring that members have the information needed to do their jobs, overseeing the logistics of the CC’s operations, reporting to the Board on the committee’s decisions and recommendations and setting the agenda for the meetings of the CC.

The CC is responsible for assisting the Board in monitoring, reviewing and approving compensation policies and practises of the Company and its subsidiaries and administering the Company’s 2006 Incentive Stock Option Plan (the “Plan”).  With regard to the CEO, the CC is responsible for reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives and making recommendations to the Board with respect to the CEO’s compensation level based on this evaluation.  In consultation with the CEO, the CC makes recommendations to the Board on the framework of executive remuneration and its cost and on specific remuneration packages for each of the directors and officers other than the CEO, including recommendations regarding awards under equity compensation plans.  The CC also reviews executive compensation disclosure before the Company publicly discloses the information.  The CC’s decisions are typically reflected in consent resolutions.

The CC has the authority to engage and compensate, at the expense of the Company, any outside advisor that it determines to be necessary to permit it to carry out its duties (including compensation consultants and advisers), but it did not retain any such outside consultants or advisors during the financial year ended May 31, 2009.

General Compensation Strategy

The executive officers of the Company are compensated in a manner consistent with their respective contributions to the overall benefit of the Company, and in line with the criteria set out below.

Executive compensation is based on a combination of factors, including a comparative review of information provided to the CC by compensation consultants, recruitment agencies and auditors (if any) as well as historical precedent.  The CC has not felt it necessary to retain any compensation consultants or other compensation advisers in respect of any prior fiscal years.  In the case of a mineral exploration company such as the Company, the ability to determine and carry out generative programs based on new geological theories or concepts in previously unexplored areas, the ability to source and secure promising mineral properties, the ability to raise the necessary capital to explore such properties and maintain the Company’s ongoing activities, the ability to focus the Company’s resources and to appropriately allocate such resources to the benefit of the Company as a whole, the ability to ensure compliance by the Company with applicable regulatory requirements and the ability to carry on business in a sustainable manner are considered by the CC to be of primary importance in assessing the performance of its executive officers.

The foregoing criteria are used to assess the appropriate compensation level for the CEO and other executive officers.

Executive Compensation Program

General

The executive compensation program formulated by the CC is designed to encourage, compensate and reward senior management of the Company on the basis of individual and corporate performance, both in the short term and the long term, while at the same time being mindful of the responsibility that the Company has to its shareholders.  Members of the CC review the proxy materials of companies they consider to be peers of the Company in the mining industry to get a sense of the compensation paid by such companies to their NEO’s and thereby the current marketplace norms for such compensation.  The members of the CC use their own experience and familiarity with the industry and the activities of companies within it to determine those companies that they believe are the peers to the Company.  The companies considered to be peers of the Company can vary from year to year, depending primarily upon the activities of companies in the industry, their respective projects and their exploration successes (or lack thereof).

Substantially all of the senior management employees of the Company are US residents and are therefore employees of Talon Gold (US) Inc., a wholly owned subsidiary of the Company based in Colorado (“Talon US”).  However, the compensation of such individuals is still within the mandate of the CC.  The base salaries of senior management of the Company are set at levels which are competitive with the base salaries paid by companies of comparable or similar size within the mining industry, thereby enabling the Company to compete for and retain executives critical to the long term success of the Company.  Initially, salaries and benefits are set through negotiation when an executive officer joins the Company (with direct input from the CC) and are reflected in the employment agreement executed at that time.  The compensation of such individuals is then subsequently reviewed each financial year to determine if adjustments are required.  The Company, through Talon US, also has an appropriate benefit program in place, including medical and dental benefits and basic life insurance, which applies to all permanent employees of Talon US, as it believes that such a plan is an important consideration in attracting the necessary personnel.

The incentive portion of the compensation package, consisting primarily of the awarding of stock options and cash bonuses, is directly tied to the performance of both the individual and the Company.  Share ownership opportunities are provided to align the interests of senior management of the Company with the longer-term interests of the shareholders of the Company.  Generally, the CC believes that incentive stock options should not be granted for longer than two years, except in exceptional circumstances.  The CC does not view share appreciation rights, restricted stock units, securities purchase programs or long term incentive programs (other than incentive stock options) or pension plans as appropriate components of compensation programs for junior resource companies such as the Company.  Accordingly, no such elements are included in the Company’s compensation program.

In general, the CC considers that its compensation program should be relatively simple in concept and that its focus should be balanced between reasonable annual compensation (base salaries in line with current industry standards) and longer term compensation tied to performance of the Company as a whole (incentive compensation in the form of stock options and cash bonuses where warranted).  The CC has not established a formal set of benchmarks or performance criteria to be met by the Company’s NEO’s, rather, the members of the CC use their own assessments of the success (or otherwise) of the Company, both absolutely or in relation to its peers, to determine, collectively, whether or not the NEO’s are successfully achieving the Company business plan and strategy and whether they have over, or under, performed in that regard.  The CC has not established any set or formal formula for determining NEO compensation, either as to the amount thereof or the specific mix of compensation elements.

Base Salaries

The level of the base salary for each employee of the Company, within a specified range, is determined by the level of responsibility and the importance of the position to the Company, within competitive industry ranges.  The CC, in consultation with the CEO, makes recommendations to the Board regarding the base salaries and bonuses (if any) for senior management and employees of the Company other than the CEO.  The CC is responsible for recommending the salary level of the CEO to the Board for approval (which must be by a vote of a majority of the independent directors).  During the most recently completed fiscal year, based upon the CC’s assessment of the performance of the Company’s NEO’s in line with the factors noted above, the CC recommended, and the Board approved, an increase of 22.22% (from CAD 180,000 to CAD 220,000) in the CEO’s base salary and an increase of 29.63% (from CAD 108,000 to CAD 160,000) for the Vice-President, Exploration (such increases were effective December 1, 2008).  The primary driver for such increases was the exceptional success of the CEO and Vice-President, Exploration, in advancing the Company’s flagship Livengood property in Alaska in an accelerated time-frame and the positive reaction in the marketplace to such efforts.

Although the Company does not have a pension plan for its NEO’s or other executive officers, the Company, through Talon US, makes payments to a 401k plan on behalf of each of the CEO and Vice-President, Exploration in accordance with their employment agreements.  Similar payments are made for the Company’s two other US employees.  These amounts were negotiated at the time that such employees entered into their respective employment agreements.

Bonuses

The CEO presents recommendations to the CC with respect to bonuses (if any) to be awarded to the members of senior management (including himself) and to the other employees of the Company (if any).  The CC evaluates each member of senior management and the other employees of the Company in terms of their performance and the performance of the Company (utilizing the overall assessment process described above).  The CC then makes a determination of the bonuses, if any, to be awarded to each member of senior management (including the CEO) and to the employees of the Company, and recommends such determination to the Board.  Based on the overall performance of the Company, and the efforts of a number of members of senior management and employees in moving the Company’s Livengood Project forward (as noted above), in November 2008 the CC recommended, and the Board approved, a bonus of USD 130,000 for the CEO and USD 35,000 for the Vice-President, Exploration, as well as an aggregate of USD 33,000 in bonuses for other employees (paid in December, 2008).

2006 Incentive Stock Option Plan

The Plan is administered by the CC, and is intended to advance the interests of the Company through the motivation, attraction and retention of key employees, officers and directors of the Company and subsidiaries of the Company and to secure for the Company and its shareholders the benefits inherent in the ownership of common shares of the Company by key employees, officers, directors and consultants of the Company and subsidiaries of the Company.  Grants of options under the 2006 Incentive Stock Option Plan are proposed/recommended by the CEO, and reviewed by the CC.  The CC can approve, modify or reject any proposed grants, in whole or in part.  In general, the allocation of available options among the eligible participants in the Plan is on an ad hoc basis, and there is no set formula for allocating available options, nor is there any fixed benchmark or performance criteria to be achieved in order to receive an award of options.  The timing of the grants of options is determined by the CC.  In general, a higher level of responsibility will attract a larger grant of options.  Because the number of options available is limited, in general, the CC aims to have individuals at the same levels of responsibility holding equivalent numbers of options, with additional grants being allocated for individuals who the CC believe are in a position to more directly affect the success or the Company through their efforts.  The CC looks at the overall number of options held by an individual (including the exercise price and remaining term of existing options and whether any previously granted options have expired out of the money or were exercised) and takes such information into consideration when reviewing proposed new grants.  After considering the CEO’s recommendations and the foregoing factors, the resulting proposed option grant (if any) is then submitted to the Board for approval.  Please see “Particulars of Matters to be Acted Upon – Annual Re-approval of Incentive Stock Option Plan” for a summary of the Plan.  During the fiscal year ended May 31, 2009, the CC approved all recommendations for the grant of incentive stock options proposed by the CEO (of which an aggregate of 910,000 (49.18%) were granted to NEO’s and 300,000 (16.21%) were granted to directors who are not NEO’s).

Performance Graph

The following chart compares the total cumulative shareholder return on CAD 100 invested in common shares of the Company on May 31, 2004 with the cumulative total returns of the S&P/TSX Composite Index for the five most recently completed financial years:

	2004	2005	2006	2007	2008	2009
International Tower Hill Mines	100	47.1	48.6	414.3	241.4	517.1
S&P/TSX Composite Index	100	114.1	139.5	166.9	174.8	123.2

As can be seen from the foregoing graph, during the fiscal year ended May 31, 2009, the Company’s performance significantly exceeded the performance of the S&P/TSX Composite Index.  In fact, during the period commencing in the fiscal year ended May 31, 2007 (when present management assumed management of the Company) through to the fiscal year ended May 31, 2009, the cumulative shareholder total returns for the Company’s shareholders has significantly exceeded, by a large margin, the gain in the S&P/TSX Composite Index.  This trend mirrors the trend in the compensation paid to the Company’s NEO’s, although the increase in the cumulative total shareholder return for the Company’s shareholders has significantly exceeded the increase in the compensation of the Company’s NEO’s over this three year period.

Option Based Awards

See discussion under “2006 Incentive Stock Option Plan” under “Compensation Analysis and Discussion” above.

Summary Compensation Table

Summary Compensation Table

During the financial year ended May 31, 2009, the Company had three NEO’s, being Jeffrey A. Pontius, President & Chief Executive Officer, Russell Myers, Vice-President, Exploration and Michael W. Kinley, Chief Financial Officer.

The following table is a summary of the compensation paid to the NEO’s during the three (3) most recently completed financial years, for services rendered:

Name and Principal Position	Fiscal Year(1)	Salary(5) (CAD)	Share-based Awards (CAD)	Option based Awards (CAD)(7)	Non-equity incentive Plan Compensation		Pension Value	All other compensation (CAD)	Total Compensation (CAD)
					Annual incentive plans	Long-term incentive plans
Jeffrey Pontius CEO	2009 2008 2007	237,948 197,235 180,002	Nil Nil Nil	1,099,685(8) 18,301 908,180	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	186,767(2)(4) 206,553(2)(4) 26,315(3)	1,524,400 422,089 1,114,497
Michael W. Kinley CFO	2009 2008 2007	N/A N/A N/A	Nil Nil Nil	433,767(8) Nil 287,977	Nil Nil Nil	Nil Nil Nil	Nil Nil	60,000(5) 60,000(5) 40,000(5)	493,767 60,000 327,977
Russell Myers Vice-President, Exploration	2009 2008 2007	145,255 112,115 98,528	Nil Nil Nil	134,062(8) 18,301 287,977	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	70,827(2)(4) 50,489(2)(4) 4,619(2)	350,144 180.905 391,124

(1)

Fiscal years ended May 31.

(2)

Includes amounts paid by Talon Gold (US) LLC (“Talon US”), an indirect wholly owned US subsidiary of the Company, to a 401k plan on behalf of each of Messrs. Pontius and Myers in accordance with their employment agreements.

(3)

Includes consulting fees paid to Mr. Pontius by the Company for consulting services rendered prior to the commencement of his employment by Talon on August 8, 2006 plus an amount paid by Talon US to a 401k plan on behalf of Mr. Pontius in accordance with his employment agreement.

(4)

Includes cash bonuses paid to Messrs. Pontius and Myers during the relevant fiscal year.

(5)

These amounts were paid for financial consulting services provided by Winslow Associates Management and Communications Inc., a private company wholly owned by Mr. Kinley.

(6)

Salary and other annual compensation paid in USD and converted to CAD at the weighted average of the quarterly USD to CAD exchange rates for the financial year ended May 31, 2009, being 1.14675 (2008 – 1.0381; 2007 1.13688).

(7)

Fair value of incentive stock option grants calculated using the Black-Scholes model based on the following assumptions:

(a)

for the fiscal year ended May 31, 2007:

	May 23, 2007 grant	May 9, 2007 grant	January 26, 2007 grant
Expected life (years)	2	2	2
Interest rate	4.42%	4.22%	4.13%
Volatility (average)	110.59%	110.61%	110.56%
Dividend yield	0%	0%	0.0%
Exercise price	$2.95	$2.70	$2.70
Stock price at grant date	$2.95	$2.80	$2.70

(b)

for the fiscal year ended May 31, 2008:

January 16, 2008 grant
Expected life (years)	2
Interest rate	3.28%
Volatility (average)	116.19%
Dividend yield	0%
Exercise price	$1.52
Stock price at grant date	$1.52

(c)

for the fiscal year ended May 31, 2009:

	July 16, 2008 repricing	March 12, 2009 grant	May 20, 2009 grant
Expected life (years)	2	2	2
Interest rate	3.07%	0.99%	1.10%
Volatility (average)	71.97%	78.36%	86.32%
Dividend yield	0%	0%	0.0%
Exercise price	$1.75	$2.66	$3.15
Stock price at grant date	$1.50	$2.85	$3.11

The Company believes that the Black-Scholes model is an appropriate model to use for calculating the fair value of incentive stock options because, while the model was originally developed for valuing publicly traded options as opposed to non-transferrable incentive stock options and requires management to make estimates, which are subjective and may not be representative of actual results (changes in assumptions can materially affect estimates of fair values), this model is used by most companies in the Company’s peer group and therefore represents an approach to valuation reasonably consistent with the Company’s peer group.  It is important to remember that, while incentive stock options can have a significant theoretical value (such as those reported above), until the option is actually exercised and the resulting common shares can be sold at a profit, it has no value that can be realized by the holder.

(8)

This amount includes the incremental fair value arising from the reduction in the exercise price, and extension of the expiry date, on July 16, 2008 as approved by the shareholders of the Company at the annual general meeting held on October 21, 2008, of options originally granted on January 26, 2007 and May 23, 2007 as follows: Jeffrey Pontius (570,000 options, CAD 229,779), Michael Kinley (180,000 options, CAD 68,934) and Russell Myers (180,000 options, CAD 68,934).

Incentive Plan Awards

Outstanding Share-based Awards and Option Based Awards

The following table provides disclosure with respect to all share-based and option-based awards held by each NEO outstanding as at May 31, 2009, being the end of the most recently completed financial year:

	Option-based Awards				Share-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price (CAD)	Option expiration date	Value of unexercised in-the-money options (CAD)(1)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested (CAD)
Jeffrey Pontius (CEO)	500,000 70,000 20,000 170,000 450,000	1.75 1.75 1.52 2.66 3.15	July 16, 2010 July 16, 2010 January 16, 2010 March 12, 2011 May 20, 2011	935,000 130,900 42,000 163,200 211,500	N/A	N/A
Michael Kinley (CFO)	150,000 30,000 20,000 20,000	1.75 1.75 2.66 3.15	July 16, 2010 July 16, 2010 March 12, 2011 May 20, 2011	280,500 56,100 19,200 9,400	N/A	N/A
Russell Myers Vice-President, Exploration	150,000 30,000 20,000 120,000 150,000	1.75 1.75 1.52 2.66 3.15	July 16, 2010 July 16, 2010 January 16, 2010 March 12, 2011 May 20, 2011	280,500 56,100 42,000 115,200 70,500	N/A	N/A

(9)

Value using the closing market price of common shares of the Company on the TSX Venture Exchange (“TSXV”) on May 29, 2009, being the last trading day of the Company’s shares for the financial year, of $3.62 per share, less the exercise price per share.

Incentive Plan Awards – Value Vested or earned During the Year

The following table sets forth the aggregate dollar value that would have been realized if the incentive stock options granted during the most recently completed fiscal year had been exercised on the vesting date (as all incentive stock options vest immediately upon granting, the vesting date is the same as the grant date):

Name	Option-based awards – Value vested during the year (CAD)(1)	Share-based awards – Value vested during the year (CAD)	Non-equity incentive plan compensation – Value earned during the year (CAD)
Jeffrey Pontius CEO	32,300	Nil	Nil
Michael Kinley (CFO)	3,800	Nil	Nil
Russell Myers Vice-President, Exploration	22,800	Nil	Nil

1.

Value based upon the difference between the closing market price of the common shares on the TSXV on the vesting date (being the grant date), and the exercise price of the incentive stock options, on an aggregated basis.  Market prices as follows:  March 12, 2009 – CAD 2.85, May 20, 2009 – CAD 3.11.

Information with respect to the Plan is provided under “Particulars of Matters to be Acted Upon – Annual Re-approval of Incentive Stock Option Plan”.

Pension Plan Benefits

The Company does not operate any pension plans or provide any retirement benefits for its directors or employees.

Termination and Change of Control Benefits

Termination and Change of Control Benefits

The Company has no contracts, agreements, plans or arrangements that provide for payments to an NEO at, following or in connection with any termination (whether voluntary, involuntary or constructive), resignation, retirement, a change in control of the company or a change in an NEO’s responsibilities.

Director Compensation

Director Compensation Table

The following table discloses all amounts of compensation provided to the directors for the Company’s most recently completed financial year.

Name	Fees earned (CAD)	Share-based awards (CAD)	Option-based awards (CAD)	Non-equity incentive plan compensation (CAD)	Pension value (CAD)	All other compensation (CAD)	Total (CAD)
Hendrik Van Alphen	Nil	Nil	198,703	Nil	Nil	Nil	198,703
Benjamin Guenther	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Anton Drescher	24,000	Nil	138,960	Nil	Nil	Nil	162,960
Rowland Perkins	24,500	Nil	86,112	Nil	Nil	Nil	110,612
Ronald Sheardown	24,000	Nil	201,139	Nil	Nil	Nil	225,139
Michael Bartlett	24,000	Nil	201,139	Nil	Nil	Nil	225,139
Steven Aaker	4,000	Nil	226,738	Nil	Nil	Nil	230,738

Narrative Discussion

Except as noted below, the Company has no arrangements, standard or otherwise, pursuant to which directors are compensated by the Company for their services in their capacity as directors, or for committee participation, involvement in special assignments or for services as a consultant or expert during the fiscal year ended May 31, 2009.

Except as noted below, none of the Company’s current directors have received any manner of compensation for services provided in their capacity as directors, consultants or experts during the Company’s most recently completed financial year.

Effective February 1, 2008, the CC recommended, and the Board approved, the payment of annual retainer and meeting fees to the independent directors of the Company (in this case the directors other than Messrs. Van Alphen and Guenther), in recognition of the fact that service as a director in an active resource exploration company such as the Company requires a significant commitment of time and effort, as well as the assumption of increasing liability.  Independent directors receive a monthly retainer fee of CAD 2,000 (CAD 24,000 per annum), plus an additional fee of CAD 500 per Board or Board committee meeting attended in person or by conference telephone.  There is no additional compensation paid with respect to committee membership.  In addition, the Company reimburses all directors for their out-of-pocket costs incurred in attending board meetings.

Incentive Plan Awards

Outstanding Share-based Awards and Option Based Awards

The following table provides disclosure with respect to all share-based and option-based awards held by each director outstanding as at May 31, 2009, being the end of the most recently completed financial year:

	Option-based Awards				Share-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price (CAD)	Option expiration date	Value of unexercised in-the-money options (CAD)(1)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested (CAD)
Hendrik Van Alphen	300,000 70,000 20,000 20,000	1.75 1.75 1.52 3.15	July 16, 2010 July 16, 2010 January 16, 2010 May 20, 2011	561,000 130,900 42,000 9,400	Nil	Nil
Rowland Perkins	100,000 25,000 10,000 20,000	1.75 1.75 1.52 3.15	July 16, 2010 July 16, 2010 January 16, 2010 May 20, 2011	187,000 46,750 21,000 9,400	Nil	Nil
Anton Drescher	200,000 40,000 10,000 20,000	1.75 1.75 1.52 3.15	July 16, 2010 July 16, 2010 January 16, 2010 May 20, 2011	374,000 74,800 21,000 9,400	Nil	Nil
Michael Bartlett	40,000 20,000	1.75 3.15	July 16, 2010 May 20, 2011	74,800 9,400	Nil	Nil
Ronald Sheardown	100,000 10,000 20,000	1.75 1.52 3.15	July 16, 2010 January 16, 2010 May 20, 2011	187,000 21,000 9,400	Nil	Nil
Benjamin Guenther	Nil	N/A	N/A	N/A	Nil	Nil
Steven Aaker	200,000	2.66	March 12, 2011	192,000	Nil	Nil

(1)

Value using the closing market price of common shares of the Company on the TSXV on May 29, 2009, being the last trading day of the Company’s common shares for the financial year, of CAD 3.62 per share, less the exercise price per share.

Incentive Plan Awards – Value Vested or earned During the Year

The following table sets forth the aggregate dollar value that would have been realized if the incentive stock options granted during the most recently completed fiscal year had been exercised on the vesting date (as all incentive stock options vest immediately upon granting, the vesting date is the same as the grant date):

Name	Option-based awards – Value vested during the year (CAD)(1)	Share-based awards – Value vested during the year (CAD)	Non-equity incentive plan compensation – Value earned during the year (CAD)
Hendrik Van Alphen	Nil	Nil	Nil
Rowland Perkins	Nil	Nil	Nil
Anton Drescher	Nil	Nil	Nil
Michael Bartlett	Nil	Nil	Nil
Ronald Sheardown	Nil	Nil	Nil
Benjamin Guenther	Nil	Nil	Nil
Steve Aaker	38,000	Nil	Nil

1.

Value based upon the difference between the closing market price of the common shares on the TSXV on the vesting date (being the grant date), and the exercise price of the incentive stock options, on an aggregated basis.  Market prices as follows:  March 12, 2009 – CAD 2.85, May 20, 2009 – CAD 3.11.

AUDIT COMMITTEE

Under National Instrument 52-110 – Audit Committees (“NI 52-110”), companies are required to provide certain disclosure with respect to their audit committee, including the text of the audit committee’s charter, the composition of the audit committee and the fees paid to the external auditor, in their Annual Information Form.  This information with respect to the Company is provided in Item 17 and Schedule “A” of the Company’s 2009 Annual Information Form dated August 25, 2009, available at www.sedar.com.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

National Instrument 58-101 – Disclosure of Corporate Governance Practices requires full and complete annual disclosure of an issuer’s corporate governance practices in Form 58-101F1.  The Company’s approach to corporate governance, with reference to the Corporate Governance Guidelines contained in National Policy 58-201, is provided in Schedule “A”.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Table of Equity Compensation Plan Information

The following table sets forth details of all equity compensation plans of the Company as of May 31, 2009, being the end of Company’s last completed financial year.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under the Equity Compensation Plans (1)
Equity Compensation Plans Approved by Securityholders(2)	5,645,000	$2.13	797
Equity Compensation Plans Not Approved By Securityholders	Nil	Nil	N/A
Total	5,645,000	N/A	797

(1)

As at May 31, 2009, being the Company’s last completed financial year.

(2)

The only equity compensation plan of the Company is the 2006 Incentive Stock Option Plan.

Incentive Stock Option Plan

The Company presently has a “rolling” stock option plan (the 2006 Incentive Stock Option Plan (“Plan”)), which reserves a number equal to 10% of the then issued common shares (calculated as at the time of any particular stock option grant) for the grant of stock options.  The Plan was approved by the shareholders on October 21, 2008 and accepted for filing by the TSXV on March 24, 2009.  The Plan requires re-approval by the shareholders at the Meeting.  For details of the Plan, see “Particulars of Matters to be Acted Upon – Annual Re-approval of Incentive Stock Option Plan”.

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

Aggregate Indebtedness

At no time during the last completed financial year was any current director, executive officer or employee or any former director, executive officer or employee of the Company or any of any of the Company’s subsidiaries, or any proposed nominee for election as a director of the Company:

(a)

indebted to the Company or any of its subsidiaries; or

(b)

indebted to another entity where such indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as set forth below, no informed person of the Company has, since June 1, 2008 (being the commencement of the Company’s last completed financial year), had any material interest, direct or indirect, in any transactions which materially affected or would materially affect the Company or any of its subsidiaries.

As defined in National Instrument 51-102 “informed person” means:

(a)

a director or executive officer of the Company:

(b)

a director or executive officer of a person or corporation that is itself an informed person or subsidiary of the Company;

(c)

any person or corporation who beneficially owns, or controls or directs, directly or indirectly, voting securities of a reporting issuer or a combination of both carrying more than 10 percent of the voting rights attached to all outstanding voting securities of the Company (other than voting securities held by the person or corporation as underwriter in the course of a distribution); and

(d)

the Company, if it has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities.

1.

The Company entered into a purchase agreement dated June 6, 2008 with AngloGold Ashanti (USA) Exploration Inc. (“AngloGold”) to acquire all of the interest of AngloGold in the Terra and LMS properties in Alaska (in which the Company has, or has the right to earn, an interest pursuant to option/joint venture agreements, each dated August 4, 2006, with AngloGold), plus certain other AngloGold rights.  The purchase agreement encompasses all royalties and residual rights held by AngloGold in the Terra and LMS properties, as well as AngloGold’s first refusal rights on transactions involving the West Pogo and Gilles properties held by the Company (and originally acquired from AngloGold).  Under the terms of the purchase agreement, the Company acquired all of the right, title and interest of AngloGold in the Terra and LMS projects (including AngloGold’s right of first offer on any disposition thereof by the Company).  In addition, AngloGold also relinquished its right of first offer on two of the Company’s other 100% owned projects, being the West Pogo project (which is situated on the western boundary of the Pogo joint venture land package) and the Gilles project (which is located along the Pogo mine road, 25 kilometres southwest of the West Pogo property).  The total purchase price was CAD 751,500, which was satisfied by the issuance of an aggregate of 450,000 common shares (valued, for this purpose, at CAD 1.67 per share).  The transaction was been accepted for filing by both the TSXV and the NYSE-Amex, and closed on November 24, 2008.

2.

On July 9, 2009, AngloGold exercised its right to maintain its 13.2907% equity interest in the Company.  AngloGold’s equity interest had been diluted by virtue of the Company’s issuance of shares since January 1, 2009, principally due to the exercise of 7,753,385 warrants, broker options and broker warrants in May.  The “top-up” provision, contained in the June 30, 2006 purchase agreement among AngloGold, the Company and Talon Gold Alaska, Inc. pursuant to which the Company acquired AngloGold’s Alaskan assets (including the Company’s flagship Livengood property), gives AngloGold the right, twice a year, to maintain its then current equity ownership percentage in the Company on an ongoing basis thereby avoiding dilution as a result of the issuance of shares by the Company in connection with property payments or warrant or option exercises.  AngloGold also has a separate right to participate in any equity financings by the Company up to its then pre-financing percentage equity interest.  As a consequence of AngloGold’s election to exercise its “top-up” right, the Company sold to AngloGold, on a private placement basis, an aggregate of 1,218,283 common shares at a price of CAD 2.68 per share (reflecting the closing price of the Company’s common shares on the TSXV on July 9, 2009 of CAD 3.15 less the maximum discount (15%), as required by the provisions of the “top-up” right) for gross proceeds of CAD 3,264,998.  The private placement closed on August 25, 2009.

AngloGold presently holds 7,665,578 Common Shares, representing approximately 13.29%, of the outstanding common shares.  The foregoing transactions were both approved by the Company’s Audit Committee, which is composed solely of independent directors, and by the directors of the Company other than AngloGold’s nominee.

APPOINTMENT OF AUDITOR

The Audit Committee has recommended to the Board that the Company propose Messrs. MacKay LLP, Chartered Accountants, the incumbent auditors, to the shareholders for re-election as the Company’s auditors for the financial year ending May 31, 2010.  Accordingly, unless such authority is withheld, the persons named in the accompanying proxy intend to vote for the reappointment of MacKay LLP, Chartered Accountants, as auditors of the Company and to authorize the directors to fix their remuneration.

MANAGEMENT CONTRACTS

The management functions of the Company are not, to any substantial degree, performed by a person or persons other than the Company’s directors or senior officers.

PARTICULARS OF MATTERS TO BE ACTED UPON

Annual Re-Approval of Incentive Stock Option Plan

Pursuant to Policy 4.4 of the TSXV, all TSXV listed companies are required to adopt a stock option plan prior to granting incentive stock options.  Accordingly, in August 2006, the Board established the Plan.  The purpose of the Plan is to attract and motivate directors, senior officers, employees, consultants and others providing services to the Company and its subsidiaries, and thereby advance the Company’s interests, by affording such persons with an opportunity to acquire an equity interest in the Company through the issuance of stock options.  The Plan is a “rolling” stock option plan reserving a maximum of 10% of the issued shares of the Company at the time of the stock option grant.  The shareholders originally approved the Plan on September 22, 2006 and last re-approved it on October 21, 2008.  As a “rolling” stock option plan, the Plan is required to be re approved by the shareholders each year.

The material terms of the Plan are as follows:

1.

Options may be granted to Employees, Senior Officers, Directors, Non-Employee Directors, Management Company Employees, and Consultants (all as defined in the Plan) of the Company and its Affiliates who are, in the opinion of the Compensation Committee, in a position to contribute to the success of the Company or any of its Affiliates.

2.

The aggregate number of shares which may be issued pursuant to options granted under the Plan, unless otherwise approved by shareholders, may not exceed that number which is equal to 10% of the common shares issued and outstanding at the time of the grant.

3.

The number of shares subject to each option will be determined by the Board, or a duly appointed committee of the Board (in the case of the Company, this is the Compensation Committee), provided that the aggregate number of shares reserved for issuance pursuant to options granted to:

(a)

insiders during any 12 month period may not exceed 10% of the issued shares;

(b)

any one individual during any 12 month period may not exceed 5% of the issued shares;

(c)

any one consultant during any 12 month period may not exceed 2% of the issued shares; and

(d)

all persons employed to provide investor relations activities (as a group) may not exceed 2% of the issued shares during any 12 month period; in each case calculated as at the date of grant of the option, including all other shares under option to such person at that time.

4.

The exercise price of an option may not be set at less than the minimum price permitted by the TSXV (currently the closing price of the common shares on the TSXV on the day prior to an option grant less the maximum discount permitted by the TSXV).

5.

Options may be exercisable for a period of up to five years from the date of grant, unless the Company is classified as a Tier 1 issuer by the TSXV (not presently the case), in which case options may be exercisable for a period of ten years from the date of grant.

6.

The Plan does not contain any specific provisions with respect to the causes of cessation of entitlement of any optionee to exercise his option, provided, however, that the directors may, at the time of grant, determine that an option will terminate within a fixed period (which is shorter than the option term) upon the ceasing of the optionee to be an eligible optionee or upon the death of the optionee, provided that, in the case of the death of the optionee, an option will be exercisable only within one year from the date of the optionee’s death.

7.

Options are non-assignable and non-transferable.

8.

The Plan does not provide for any specific vesting periods.  The Compensation Committee may determine when any option will become exercisable and any applicable vesting periods, and may determine that an option shall be exercisable in instalments.  However, options granted to consultants engaged to perform investor relations activities must be subject to a vesting requirement, whereby such options will vest over a period of not less than 12 months, with a maximum of 25% vesting in any 3 month period.

9.

On the occurrence of a takeover bid, issuer bid or going private transaction, the Board will have the right to accelerate the date on which any option becomes exercisable and may, if permitted by applicable legislation, permit an option to be exercised conditional upon the tendering of the shares thereby issued to such bid and the completion of, and consequent taking up of such shares under, such bid or going private transaction.

10.

The exercise price per optioned share under an option may be reduced, at the discretion of the Compensation Committee, if:

(a)

at least six months has elapsed since the later of the date such option was granted and the date the exercise price for such option was last amended; and

(b)

disinterested shareholder approval is obtained for any reduction in the exercise price under an option held by an insider of the Company.

11.

The Company does not and will not provide any financial assistance to any optionee in connection with the exercise of any option.

If the Plan is not re-approved, options will continue to be granted and amended from time to time, subject to shareholder approval when required.

As at

September 15, 2009, there are incentive stock options outstanding under the Plan to purchase an aggregate of 5,645,000 common shares, representing 9.78% of the issued capital as at that date.  As at September 15, 2009, a total of 5,771,362 options (representing 10% of the outstanding capital as at that date) are permitted to be granted under the Plan, and therefore an additional 126,363 options are available for grant under the Plan as at that date.

A copy of the Plan may be inspected at the Company’s head office located at Suite 1920 - 1188 West Georgia Street, Vancouver, B.C. during normal business hours at any time up to the date of the Meeting and at the Meeting.  In addition, a copy of the Plan will be mailed, free of charge, to any shareholder who sends a written request therefor to the Company’s Corporate Secretary at Suite 1920 – 1188 West Georgia Street, Vancouver, B.C., CANADA  V6E 4A2.

Accordingly, shareholders will be asked at the Meeting to pass an ordinary resolution, the text of which will be in substantially the following form:

“RESOLVED, as an ordinary resolution, that the Company’s 2006 Incentive Stock Option Plan, as described in the Company’s Information Circular dated September 15, 2009, and the grant of options thereunder in accordance therewith, be and is hereby ratified and approved.”

Management considers it desirable and in the best interests of the Company and its shareholders to re-approve the Plan.

Shareholder Rights Plan

General

The Board adopted a shareholder rights plan agreement dated as of August 26, 2009 between the Company and Computershare Investor Services Inc., as rights agent (the “Rights Plan”).  The Rights Plan is intended to provide the shareholders of the Company and the Board with adequate time to consider and evaluate any unsolicited bid made for the Company, to provide the Board with adequate time to identify, develop and negotiate value-enhancing alternatives, if considered appropriate, to any such unsolicited bid, to encourage the fair treatment of shareholders in connection with any takeover bid for the Company and to ensure that any proposed transaction is in the best interests of the shareholders.

By letter dated August 21, 2009, the TSXV has indicated that it has no objection to the adoption of the Rights Plan subject to (a) evidence of shareholder approval of the Rights Plan at the Meeting and (b) confirmation that the news release concerning the adoption of the Rights Plan has been disseminated (confirmed).  In order for the Rights Plan to continue in effect, the TSXV requires that the Rights Plan be approved by the shareholders within six (6) months of its adoption or it is required to be cancelled.  If the Rights Plan is not ratified at the Meeting, it will terminate at the end of the Meeting.  To the knowledge of the directors and senior officers of the Company, as of the date hereof, no person is the beneficial owner of 20% or more of the outstanding shares.

The Rights Plan requires that it be ratified by the Independent Shareholders (as defined in the Rights Plan) which excludes various shareholders including Acquiring Persons, Grandfathered Persons, any Offerors and any associates or affiliates of any such shareholder(s) or any person(s) acting jointly and in concert with such shareholder(s).  As at the Effective Date, the Company is not aware of any shareholder who is not an Independent Shareholder as defined in the Rights Plan.  Accordingly, unless, prior to the Meeting, any non-Independent Shareholders are identified, all shareholders will be entitled to vote on the resolution to ratify and approve the Rights Plan.

Background

In considering whether to adopt the Rights Plan, the Board considered the current legislative framework in Canada governing takeover bids.  Under provincial securities legislation, a takeover bid generally means an offer to acquire voting or equity shares of a person or persons, where the shares subject to the offer to acquire, together with shares already owned by the bidder and certain related parties thereto, aggregate 20% or more of the outstanding shares.

The existing legislative framework for takeover bids in Canada raises the following concerns for shareholders:

1.

Time

Current legislation permits a takeover bid to expire 35 days after it is initiated.  The Board is of the view that this may not be sufficient time to permit shareholders to consider a takeover bid and to make a reasoned decision about the merits of a takeover bid.

2.

Pressure to Tender

A shareholder may feel compelled to tender to a takeover bid which the shareholder considers to be inadequate out of a concern that in failing to do so, the shareholder may be left with illiquid or minority discounted shares.  This is particularly so in the case of a takeover bid for less than all Company’s shares, where the bidder wishes to obtain a control position but does not wish to acquire all of the Company’s shares.  The Rights Plan provides a mechanism which is intended to ensure that a shareholder can separate the decision with respect to the bid from the decision to tender, lessening undue pressure to tender.

3.

Full Value

The Board was also concerned that a person seeking such control might attempt, among other things, a gradual accumulation of the Company’s shares in the open market; the accumulation of a large block of shares in a highly compressed period of time from institutional shareholders and professional speculators or arbitrageurs; or an offer for any or all of the Company’s shares at what the Board considers to be less than full and fair value.  The Rights Plan is intended to restrict the acquisition of more than 20% of the Company’s outstanding shares in such a manner.  The Rights Plan is designed to encourage any bidder to provide shareholders with equal treatment in a takeover and full value for their investment.

The Rights Plan should provide adequate time for shareholders to assess a bid and to permit competing bids to emerge.  It also gives the Board sufficient time to explore other options.  A potential bidder can avoid the dilutive features of the Rights Plan by making a bid that conforms to the conditions specified in the Rights Plan.

To qualify as a permitted bid under the Rights Plan, a takeover bid must be made to all shareholders other than the “Offeror” and be open for 60 days after the bid is made.  If at least 50% of the Company’s common shares subject to the bid that are not held by the bidder are deposited, the bidder may take up and pay for such shares and the bid must remain open for a further period of 10 clear business days on the same terms.  See “Permitted Bid and Competing Permitted Bid Requirements” below.

Summary of the Rights Plan

The following is a summary of the principal terms of the Rights Plan which is qualified in its entirety by reference to the text of the Rights Plan.  A copy of the Rights Plan is available on SEDAR at www.sedar.com.  Capitalized terms that are not defined herein have the meaning ascribed to them in the Rights Plan.

Effective Date

The effective date of the Rights Plan (the “Effective Date”) is August 26, 2009 subject to the ratification by the shareholders at the Meeting.

Term

If the Rights Plan is ratified and approved at the Meeting, it will remain in force until the earlier of the Expiration Time and the termination of the annual meeting of the shareholders in the year 2012 unless at or prior to such meeting the shareholders ratify the continued existence of the Rights Plan (subject to earlier expiry in the event of (i) the redemption of the Rights (as defined below); or (ii) the exchange of Rights for debt or equity securities or assets (or a combination thereof), all as more particularly set out in the Rights Plan (the “Expiration Time”).

Issue of Rights

On the Effective Date, one right (a “Right”) was issued and attached to each of the Company’s outstanding shares and one Right was issued and will continue to be issued in respect of each share of the Company issued thereafter, prior to the earlier of the Separation Time (as defined below) and the Expiration Time.

Rights Exercise Privilege

The Rights will separate from the shares and become exercisable at the Separation Time (as defined below).  After the Separation Time, but prior to the occurrence of a Flip-in Event (as defined below), each Right may be exercised to purchase one share at an exercise price per Right of CAD 64 (the “Exercise Price”).

Flip-in Event and Exchange Option

Subject to certain customary exceptions, upon the acquisition by a person of 20% or more of the shares of the Company and that person becoming an Acquiring Person (a “Flip-in Event”) and following the Separation Time, each Right, other than a Right beneficially owned by an Acquiring Person, its affiliates and associates, their respective joint actors and certain transferees, may be exercised to purchase that number of shares which have a market value equal to two times the Exercise Price.  Rights Beneficially Owned by an Acquiring Person, its affiliates and associates, their respective joint actors and certain transferees will be void.  The Rights Plan provides that a person (a “Grandfathered Person”) who is the Beneficial Owner of 20% or more of the outstanding shares determined as at the Record Time shall not be an Acquiring Person unless, after the Record Time, that person becomes the Beneficial Owner of any additional shares (to the knowledge of the Board, there are no Grandfathered Persons).  The Board of Directors is authorized, after a Flip-in Event has occurred, to issue or deliver, in return for the Rights and on payment of the relevant exercise price or without charge, debt, equity or other securities or assets of the Company or a combination thereof.

Certificates and Transferability

Prior to the earlier of the Separation Time (as defined below) and the Expiration Time, the Rights will be evidenced by a legend imprinted on certificates for shares of the Company issued from and after the Effective Date and will not be transferable separately from the shares.  From and after the Separation Time (as defined below) and prior to the Expiration Time, the Rights will be evidenced by Rights Certificates which will be transferable and traded separately from the shares of the Company.

Separation Time

“Separation Time” means, subject to Section 5.2 of the Rights Plan, the close of business on the tenth trading day after the earliest of:

(a)

the Stock Acquisition Date, being the first date of public announcement by the Company or a person of facts indicating that a person has become an Acquiring Person;

(b)

the date of commencement of, or first public announcement of the intent of any Person (other than the Company or any Subsidiary of the Company) to commence a takeover bid (other than a Permitted Bid or a Competing Permitted Bid); and

(c)

the date upon which a Permitted Bid or Competing Permitted Bid ceases to be such;

or such later date as may be determined by the Board acting in good faith, provided that if the foregoing results in a Separation Time being prior to Record Time, the Separation Time shall be the Record Time, and provided further that if any takeover bid referred to in clause (b) of this definition expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, such takeover bid shall be deemed, for the purposes of this definition, never to have been made.

Permitted Bid and Competing Permitted Bid Requirements

The requirements for a Permitted Bid include the following:

(a)

the takeover bid must be made for all shares of the Company and by way of a takeover bid circular;

(b)

the takeover bid must be made to all shareholders;

(c)

the takeover bid must be outstanding for a minimum period 60 days and shares of the Company tendered pursuant to the takeover bid may not be taken up prior to the expiry of the 60 days period and only if at such time more than 50% of the shares of the Company held by Independent Shareholders have been tendered to the takeover bid and not withdrawn; and

(d)

if more than 50% of the shares of the Company held by Independent Shareholders are tendered to the takeover bid within the 60 day period, the bidder must make a public announcement of that fact and the takeover bid must remain open for deposits of the Company’s shares for an additional 10 business days from the date of such public announcement.

The Rights Plan allows for a Competing Permitted Bid to be made while a Permitted Bid is in existence.  A Competing Permitted Bid must satisfy all the requirements of a Permitted Bid except that it may expire on the same date as the Permitted Bid, subject to the statutory requirement that it be outstanding for a minimum period of 35 days.

Waiver and Redemption

The Board may, prior to a Flip-in Event and subject to the terms of the Rights Plan, waive the dilutive effects of the Rights Plan in respect of a particular Flip-in Event resulting from a takeover bid made by way of a take-over bid circular to all holders of the Company’s shares, in which event such waiver would be deemed also to be a waiver in respect of any other Flip-in Event occurring under a takeover bid made by way of takeover bid circular to all holders of the Company’s shares prior to the expiry of the takeover bid in respect of which the waiver is granted.  The Board may also waive the Rights Plan in respect of a particular Flip-in Event that has occurred through inadvertence, provided that the Acquiring Person that inadvertently triggered such Flip-in Event reduces its beneficial holdings to less than 20% of the outstanding voting shares of the Company.  At any time prior to the occurrence of a Flip-in Event, the Board may also at its option redeem all, but not less than all, of the outstanding Rights at a price of CAD 0.00001 each.

Exemptions for Investment Advisors

Investment managers (for client accounts), trust companies (acting in their capacities as trustees and administrators) registered pension plan administrators, Crown agents and certain statutory bodies that manage investments funds for employee benefit plans, pension plans, insurance plans or various public bodies may acquire greater than 20% of the Company’s shares without triggering a Flip-in Event, provided that they are not making, or are not part of a group making, a takeover bid.

Anti-dilution Adjustments

The Exercise Price of a Right, the number and kind of shares subject to purchase upon exercise of a Right, and the number of Rights outstanding, will be adjusted in certain events, including:

(a)

if there is a dividend payable in shares or convertible securities (other than pursuant to any regular dividend reinvestment plan of the Company providing for the acquisition of common shares), or a subdivision or consolidation of the shares, or an issuance of shares or Convertible Securities in respect of, in lieu of or in exchange for shares; or

(b)

if the Company fixes a record date for the distribution to all holders of shares of certain rights or warrants to acquire shares or Convertible Securities, or for the making of a distribution to all holders of shares of evidences of indebtedness or assets (other than regular periodic cash dividends or stock dividends payable in shares) or rights or warrants.

Supplements and Amendments

The Company is authorized to make amendments to the Rights Plan to correct any clerical or typographical error, or to maintain the validity of the Rights Plan as a result of changes in law or regulation.  Prior to the Meeting, the Company is authorized to amend or supplement the Rights Plan as the Board may in good faith deem necessary or desirable.  The Company will issue a press release relating to any significant amendment made to the Rights Plan prior to the Meeting and will advise the shareholders of any such amendment at the Meeting.  Other amendments or supplements to the Rights Plan may be made with the prior approval of shareholders or Rights holders.

Recommendation of the Board

The Board has determined that the Rights Plan is in the best interests of the Company and the shareholders.  The Board unanimously recommends that shareholders vote in favour of the Rights Plan Resolution.

Unless specified in a Proxy Form that the Company’s shares represented by the proxy shall be voted against the resolution respecting approval of the Rights Plan, it is the intention of the persons designated in the enclosed Proxy Form to vote in favour of approval of the Rights Plan.

The TSXV requires that the Rights Plan be approved by ordinary resolution (being a resolution passed by more than 50% of the votes cast at the meeting by shareholders present by person or by proxy.  Should, prior to the Meeting, any non-Independent Shareholder(s) be identified, then an additional approval by a resolution passed by more than 50% of the votes cast at the meeting by shareholders present in person or by proxy, without giving effect to any votes cast by non-Independent Shareholders.  The Company does not presently anticipate that such an additional resolution will be required.

Accordingly, such shareholders will be asked to pass the resolution set out below:

BE IT RESOLVED THAT:

1.

The Shareholder Rights Plan Agreement dated as of August 26, 2009 between the Company and Computershare Investor Services Inc., as the same may have been amended prior to this Meeting, be and it is hereby ratified, confirmed and approved; and

2.

Any director or officer of the Company, be and is hereby authorized, for and on behalf of the Company, to execute and deliver such other documents and instruments and take such other actions as such Director or officer may determine to be necessary or advisable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such documents or instruments and the taking of any such actions.

If the Rights Plan is not approved by the shareholders of the Company it will cease to have effect on the date of the Meeting.

ADDITIONAL INFORMATION

Additional information regarding the Company and its business activities is available on the SEDAR website located at www.sedar.com  under “Company Profiles – International Tower Hill Mines Ltd.”.  The Company’s financial information is provided in the Company’s comparative financial statements and related management discussion and analysis for its most recently completed financial year and interim period and may be viewed on the SEDAR website at the location noted above.  Shareholders of the Company may request copies of the Company’s financial statements and related management discussion and analysis by contacting the Vice-President of the Company at Suite 1920 – 1188 West Georgia Street, Vancouver, B.C., CANADA  V6E 4A2.

SCHEDULE “A”

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Corporate governance relates to the activities of the Board, the members of which are elected by and are accountable to the shareholders, and takes into account the role of the individual members of management who are appointed by the Board and who are charged with the day-to-day management of the Company.  The Board is committed to sound corporate governance practices that are both in the interest of its shareholders and contribute to effective and efficient decision making.  National Policy 58-201 Corporate Governance Guidelines establishes corporate governance guidelines that apply to all public companies.  The Company has reviewed its own corporate governance practices in light of these guidelines.  In certain cases, the Company’s practices comply with the guidelines, however, the Board considers that some of the guidelines are not suitable for the Company at its current stage of development and therefore these guidelines have not been adopted.  National Instrument 58-101 mandates disclosure of corporate governance practices for non-Venture Issuers in Form 58-101F1, which disclosure is set out below.

Board of Directors

The Board is currently composed of six (6) directors.  All of the proposed nominees for election as a director at the 2009 Annual General Meeting are current directors of the Company.  NP 58-201 suggests that the board of directors of every listed company should be constituted with a majority of individuals who qualify as “independent” directors under National Instrument 52-110 “Audit Committees” (“NI 52-110”), which provides that a director is independent if he or she has no direct or indirect “material relationship” with the Company.  “Material relationship” is defined as a relationship that could, in the view of a company’s board of directors, reasonably interfere with the exercise of a director’s independent judgment.  Of the proposed nominees, none are “inside” or management directors.  One nominee, Hendrik Van Alphen, is the Chair and, accordingly, as an “executive officer” is deemed not to be “independent” under NI 52-110.  The five (5) remaining current directors are considered by the Board to be “independent”, within the meaning of NI 52-110.

The following directors and proposed directors of the Company are directors of other reporting issuers (as at September 16, 2008):

Name of Director	Other Reporting Issuers	Exchange
Hendrik Van Alphen	Cardero Resource Corp. Wealth Minerals Ltd. Ethos Capital Corp.	TSE, NYSE-Amex TSXV TSXV
Anton J. Drescher	Dorato Resources Inc. Trevali Resources Corp. USA Video Interactive Corp. Ravencrest Resources Inc.	TSXV CNSX TSXV None
Rowland Perkins	USA Video Interactive Corp. Waymar Resources Ltd.	TSXV TSXV
Michael Bartlett	Wealth Minerals Ltd.	TSXV
Steven Aaker	Franco-Nevada Corporation	TSE

The positions of Chair and CEO are separate, and the CEO is not a director.  Hendrik Van Alphen is the current Chair of the Board.  Mr. Van Alphen is not a member of management of the Company, although he is a director and president and chief executive officer of Cardero Resource Corp., which holds approximately 6.15% of the outstanding common shares.  Notwithstanding that Mr. Van Alphen is deemed not to be “independent” under NI 52-110, the Board considers that Mr. Van Alphen functions as an “independent” chair, as it is only by virtue of being the Chair that he is considered not to be “independent”.  While the Board has not developed a formal position description for the Chair, it considers that the Chair’s role is to provide independent leadership to the Board, a function the Board believes Mr. Van Alphen, by virtue of his extensive experience as a director and senior officer of several public natural resource companies, is qualified to provide.  In addition, the Board believes that its current composition, in which only none of the directors are members of management, also serves to ensure that the Board can function independently of management.  The independent directors exercise their responsibilities for independent oversight of management, with the guidance of Mr. Van Alphen, through their majority position on the Board and ability to meet independently of management (and, if they so choose, Mr. Van Alphen) whenever deemed necessary by any independent director.  The independent directors do not have regularly scheduled meetings in the absence of the non-independent directors and management, but can do so on an ad hoc basis, at the expense of the Company, as they see fit.  The independent directors did not meet as a group, without the non-independent directors or management being present, during the financial year ended May 31, 2009.

Each member of the Board understands that he is entitled, at the cost of the Company, to seek the advice of an independent expert if he reasonably considers it warranted under the circumstances.  No director chose to do so during the financial year ended May 31, 2009.

During the financial year ended May 31, 2009, there was one formal Board meeting (following the 2008 annual general meeting).  All of the directors were present other than Messrs Van Alphen and Bartlett (both of whom were out of the country on business and therefore unavailable).  The majority of the decisions of the Board, and of its committees, are reflected in consent resolutions.

Mandate of the Board

The Board has not adopted a written mandate.  The mandate of the Board, as prescribed by the Business Corporations Act (British Columbia), is to manage or supervise the management of the business and affairs of the Company and to act with a view to the best interests of the Company.  In doing so, the Board oversees the management of the Company’s affairs directly and through the operation of its standing committees.  In fulfilling its mandate, the Board, among other matters, is responsible for reviewing and approving the Company’s overall business strategies and its annual business plan, reviewing and approving the annual corporate budget and forecast, reviewing and approving significant capital investments outside the approved budget; reviewing major strategic initiatives to ensure that the Company’s proposed actions accord with its stated shareholder objectives; reviewing succession planning; assessing management’s performance; reviewing and approving the financial statements, reports and other disclosure issued to shareholders; ensuring the effective operation of the Board; and safeguarding shareholders’ equity interests through the optimum utilization of the Company’s capital resources.  The Board also takes responsibility for identifying the principal risks of the Company’s business and for ensuring these risks are effectively monitored and mitigated to the extent reasonably practicable.  At this stage of the Company’s development, the Board does not believe it is necessary to adopt a written mandate, as sufficient guidance is found in the applicable corporate legislation and regulatory policies.

In keeping with its overall responsibility for the stewardship of the Company, the Board is responsible for the integrity of the Company’s internal control and management information systems (primarily through the Audit Committee) and for the Company’s policies respecting corporate disclosure and communications.

Position Descriptions

The Board has not developed a written position for the Chair of the Board, for the Chair of any of its standing committees, or for the CEO.  To date, given the size of the Company and its stage of development, the Board does not believe that formal written position descriptions of the position of the Chair of the Board, of the Chair of each standing committee and for the CEO are required, and that good business practices and the common law provide guidance as to what is expected of each of such positions.

The general duties of the CEO are as set forth in the existing employment agreement between the CEO and the Company, which were developed by the Board, in consultation with the CEO, at the time the agreement was entered into, and set forth the expectations of the role and position to be fulfilled by the CEO.  Pursuant to the employment agreement, the Company (acting through the Board) has the ability to modify such duties as required, but it has not found it necessary to do so.

Orientation and Continuing Education

Board turnover is relatively rare and, with the exception of Mr. Steven Aaker, the current directors have been with the Company since May, 2007 (and two, Mr. Anton Drescher and Mr. Rowland Perkins, have been with the Company for 10+ years.  As a result, the Board provides ad hoc orientation for new directors.  New directors are briefed on strategic plans, short, medium and long term corporate objectives, the Company’s current mineral properties and ongoing exploration programs, business risks and mitigation strategies, corporate governance guidelines and existing company policies.  However, there is no formal orientation for new members of the Board, and this is considered to be appropriate, given the Company’s size and current level of operations, and the low Board turnover.  However, if the growth of the Company’s operations warrants it, the Board would consider implementing a formal orientation process.

The skills and knowledge of the Board as a whole is such that no formal continuing education process is currently deemed required.  The Board is comprised of individuals with varying backgrounds, who have, both collectively and individually, extensive experience in the mineral exploration and mining industry and running and managing public companies in the natural resource sector, and several directors are also directors of other natural resource companies.  Board members are encouraged to communicate with management, auditors and technical consultants to keep themselves current with industry trends and developments and changes in legislation, with management’s assistance.  The Company will pay the reasonable costs of attendance by directors at continuing education courses and seminars with respect to corporate governance, directors’ duties and obligations and similar matters.  Board members have full access to the Company’s records.  Reference is made to the table under the heading “Election of Directors” for a description of the current principal occupations of the members of the Company’s Board.

Ethical Business Conduct

The Board expects management to operate the business of the Company in a manner that enhances shareholder value and is consistent with the highest level of integrity.  Management is expected to execute the Company’s business plan and to meet performance goals and objectives according to the highest ethical standards.  To this end, in September 2006 the Board adopted a “Code of Business Conduct and Ethics” for its directors, officers and employees and, in appropriate cases, consultants.  Interested shareholders may obtain a copy at www.sedar.com.  Pursuant to the

Code, the Company has appointed its Vice-President and General Counsel to serve as the Company’s Ethics Officer to ensure adherence to the Code, reporting directly to the Board.  Training in the Code is included in the orientation of new employees and, to ensure familiarity with the Code, directors, officers and employees are asked to read the Code and sign a Compliance Certificate annually.  Directors, officers and employees are required to report any known violations of the Code to the Vice-President and General Counsel or the Chairman of the Audit Committee or, alternately, to the Company’s outside U.S. or Canadian counsel.

There have not been, since the beginning of the Company’s most recent fiscal year, any material change reports filed that pertain to any conduct of a director or executive officer that constitutes a departure from the Code.

In addition to the provisions of the Code, directors and senior officers are bound by the provisions of the Company’s Articles and the Business Corporations Act (British Columbia) which set forth how any conflicts of interest are to be dealt with.  In particular, any director who has a material interest in a particular transaction is required to disclose such interest and to refrain from voting with respect to the approval of any such transaction.

In September, 2006, the Board also adopted a “Share Trading Policy”, which prescribes rules with respect to trading in securities of the Company where there is any undisclosed material information or a pending material development.  Strict compliance with the provisions of this policy is required, with a view to enhancing investor confidence in the Company’s securities and contributing to ethical business conduct by the Company’s personnel.

In September, 2006, the Board also created a Sustainable Development Committee in order to reflect the Company’s continuing commitment to improving the environment and ensuring that its activities are carried out in a safe, sustainable and environmentally sound manner (see “Other Board Committees” below).

Nomination of Directors

The Corporate Governance and Nominating Committee (“CGNC”) of the Board (which is composed solely of independent directors) is responsible for reviewing proposals for new nominees to the Board, and conducting such background reviews, assessments, interviews and other procedures as it believes necessary to ascertain the suitability of a particular nominee.  The selection of potential nominees for review by the CGNC are generally the result of recruitment efforts by the individual Board members or the CEO, including both formal and informal discussions among Board members and with the CEO, and are usually based upon the desire to have a specific set of skills or expertise included on the Board.

The appointment of new directors (either to fill vacancies or to add additional directors as permitted by applicable corporate legislation) or the nomination for election as a director of a person not currently a director by the shareholders at an annual general meeting is carried out by the Board, based on the recommendation of the CGNC.  Once the names of any suggested nominees are provided to the CGNC, it then carries out such reviews as it determines to be appropriate (which may include interviews with the proposed nominee) to determine if the proposed nominee is an appropriate “fit” for election to the Board.  The CGNC then makes a recommendation to the full Board as to the nomination (or otherwise) of the identified individual for election as a director, for appointment as a replacement for a director who has resigned or for appointment as an additional director, as applicable.

Details with respect to the mandate and powers of the CGNC are given below under “Other Board Committees”.

Compensation

See “Executive Compensation” for information with respect to the Compensation Committee and the committee’s approach to the compensation of directors.

Other Board Committees

Committees of the Board are an integral part of the Company’s governance structure.  At the present time, the Board has the following standing committees: Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, Sustainable Development Committee, Mergers and Acquisitions Committee and Special Committee.

Disclosure with respect to the Audit Committee, as required by NI 52-110, is contained in Item 17 and Schedule “A” of the Company’s 2008 Annual Information Form dated August 25, 2008, and with respect to the Compensation Committee is contained in the information circular to which this Schedule “A” is attached under the heading “Compensation Committee”.  Details of the composition and function of the remaining standing committees of the Board is as follows:

Sustainable Development Committee (“SDC”)

Anton J. Drescher (Chair)
Hendrik Van Alphen

The SDC has a written charter.  The overall purpose of the SDC is to assist the Board in fulfilling its oversight responsibilities with respect to the Company’s continuing commitment to improving the environment and ensuring that its activities are carried out, and that its facilities are operated and maintained, in a safe and environmentally sound manner and reflect the ideals and principles of sustainable development.  The primary function of the SDC is to monitor, review and provide oversight with respect to the Company’s policies, standards, accountabilities and programs relative to health, safety, community relations and environmental-related matters.  The SDC also advises the Board and makes recommendations for the Board’s consideration regarding health, safety, community relations and environmental-related issues.

Corporate Governance and Nominating Committee (“CGNC”)

Rowland Perkins (Chair)
Anton Drescher

The CGNC has a written charter.  The role of the CGNC is to (1) develop and monitor the effectiveness of the Company’s system of corporate governance; (2) establish procedures for the identification of new nominees to the Board and lead the candidate selection process; (3) develop and implement orientation procedures for new directors; (4) assess the effectiveness of directors, the Board and the various committees of the Board; (5) ensure appropriate corporate governance and the proper delineation of the roles, duties and responsibilities of management, the Board and its committees; and (6) assist the Board in setting the objectives of the CEO and evaluating the performance of the CEO.

Corporate Mergers and Acquisitions Committee (“M&AC”)

Steven Aaker (Chair)
Hendrik Van Alphen
Jeffrey Pontius (CEO – non-director)
Lawrence W. Talbot (Vice-President and General Counsel – non-director)

The M&AC was established by the Board on June 3, 2009.  The mandate of the M&AC is generally to seek out, review and assess potential merger and acquisition transactions (both corporate and property specific) for the company for presentation to the Board for consideration.  The Board determined that, in light of the success in moving forward with the Company’s flagship Livengood property, it was appropriate to establish a committee (including the CEO and Vice-President & General Counsel as members) that would be in place to consider and review, on an ongoing basis, potential merger and acquisition transactions involving the Company.  The role of the M&AC is to review and assess potential merger and acquisition transactions (including those it thinks may be appropriate for the Company to initiate) and make recommendations with respect to any such transactions to the full Board.

Special Committee

Steven Aaker (Chair)
Rowland Perkins
Anton Drescher
Ronald Sheardown
Michael Bartlett

The Special Committee, which is simply a committee of the board excluding those directors that were connected with major shareholders (Mr. Hendrik Van Alphen as to Cardero Resource Corp. and Mr. Benjamin Guenther as to AngloGold), was established by the Board to be in place to consider and review any expressions of interest regarding a possible offer to purchase or otherwise acquire the Company, to consider any alternative transactions, and to provide the Board with advice and recommendations relating thereto.  Any recommendations of the M&AC regarding any potential transactions identified by the M&AC are to be made, initially, directly to the Special Committee for review and evaluation prior to being proposed (if at all) to the full Board.

Assessments

The Board has traditionally monitored, but not formally assessed, its performance or the performance of individual directors or committee members or their contributions.  The CGNC has, as part of its mandate, the responsibility for producing reports with respect to performance evaluations of the CEO, the Board as a whole, the individual committees of the Board and individual directors, on an annual basis.  The CGNC is in the process of determining the appropriate processes for such evaluations, and is reviewing the processes adopted by similar sized public natural resource companies in order to assist it in this regard.